Exhibit 10.2

POLO RALPH LAUREN CORPORATION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of the 14th day of October, 2009 (the “Effective Date”), by and between Polo Ralph Lauren Corporation, a Delaware corporation (the “Corporation”), and Jackwyn Nemerov (the “Executive”).

WHEREAS, the Executive has been employed with the Corporation pursuant to an Employment Agreement dated September 9, 2004 (as amended as of the date hereof the “2004 Employment Agreement”); and

WHEREAS, the Corporation and Executive wish to amend and restate such 2004 Employment Agreement effective as of the date hereof;

NOW THEREFORE, in consideration of the mutual covenants and premises contained herein, the parties hereby agree as follows:

ARTICLE I

EMPLOYMENT

1.1 Employment Term. The Corporation hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Corporation, on the terms and conditions set forth herein, and in the Executive’s term sheet dated October 14, 2009, a copy of which is attached hereto as Exhibit 1 (the “Term Sheet”). The employment of the Executive by the Corporation shall be effective as of the date hereof and shall continue until the close of business on March 31, 2013 (the “Term”), unless terminated earlier in accordance with Article II hereof.

1.2 Position and Duties. During the Term, the Executive shall faithfully, and in conformity with the directions of the Board of Directors of the Corporation and any Committee thereof (the “Board”) or the management of the Corporation (“Management”), perform the duties of her employment, and shall devote to the performance of such duties her full time and attention. During the Term, the Executive shall serve in the position of Executive Vice President. During the Term, the Executive may engage in outside activities provided those activities do not conflict with the duties and responsibilities enumerated hereunder, and provided further that the Executive receives written approval in advance from Management for any outside business activity that may require significant expenditure of the Executive’s time in which the Executive plans to become involved, whether or not such activity is pursued for profit. The Executive shall be excused from performing any services hereunder during periods of temporary incapacity and during vacations in accordance with the Corporation’s disability and vacation policies.

1.3 Place of Performance. The Executive shall be employed at the principal offices of the Corporation located in New York, New York, except for required travel on the Corporation’s business.

1.4 Compensation and Related Matters.

(a) Base Compensation. In consideration of her services during the Term, the Corporation shall pay the Executive cash compensation at an annual rate of not less than nine hundred thousand dollars ($900,000) (“Base Compensation”), less applicable withholdings. Executive’s Base Compensation shall be subject to such increases as may be approved by the Board or Management. The Base Compensation shall be payable as current salary, in installments not less frequently than monthly, and at the same rate for any fraction of a month unexpired at the end of the Term.

(b) Bonus. During the Term, the Executive shall have the opportunity to earn an annual bonus in accordance with any annual bonus program that the Corporation maintains that would be applicable to the Executive and that is in accordance with the Executive’s Term Sheet.

(c) Stock Awards. During the Term, the Executive shall be eligible to participate in the Polo Ralph Lauren Corporation 1997 Long-Term Stock Incentive Plan (the “Incentive Plan”). All grants to the Executive of stock options, restricted shares and restricted performance share units (“RPSUs”), if any, are governed by the terms of the Incentive Plan and are subject, in all cases, to approval by the Compensation Committee of the Board of Directors (the “Compensation Committee”) in its sole discretion. In accordance with the Executive’s Term Sheet and with the terms of the Incentive Plan, and subject to approval by the Compensation Committee in its sole discretion, the Executive shall receive, during the Term, annual grants of stock options and RPSUs that are equivalent to the award amounts specified in the Executive’s Term Sheet, subject to Executive’s continued employment at the time of each such grant. Such stock options and RPSUs shall vest in accordance with the terms of the Incentive Plan. The Committee has the right, in its good faith discretion, to reduce the value of any annual award provided to the Executive in accordance with the Term Sheet.

(d) Car and Driver Allowance. During the Term, the Corporation shall reimburse the Executive for the use of a car and driver.

(e) Expenses. During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder, including all reasonable expenses of travel and living while away from home, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Corporation.

(f) Vacations. During the Term, the Executive shall be entitled to the number of vacation days in each fiscal year, and to compensation in respect of earned but unused vacation days, determined in accordance with the Corporation’s vacation program. The Executive shall also be entitled to all paid holidays given by the Corporation to its employees.

(g) Other Benefits. The Executive shall be entitled to participate in all of the Corporation’s employee benefit plans and programs in effect during the Term as would by their terms be applicable to the Executive, including, without limitation, any pension and retirement plan, supplemental pension and retirement plan, deferred compensation plan, incentive plan, stock option plan, life insurance plan, medical insurance plan, dental care plan, accidental death and disability plan, and vacation, sick leave or personal leave program. The Corporation shall not make any changes in such plans or programs that would adversely affect the Executive’s benefits thereunder, unless such change occurs pursuant to a program applicable to other similarly situated employees of the Corporation and does not result in a proportionately greater reduction in the rights or benefits of the Executive as compared with other similarly situated employees of the Corporation. Except as otherwise specifically provided herein, nothing paid to the Executive under any plan or program presently in effect or made available in the future shall be in lieu of the Base Compensation or any bonus payable under Sections 1.4(a) and 1.4(b) hereof.

ARTICLE II

TERMINATION OF EMPLOYMENT

2.1 Termination of Employment. The Executive’s employment may terminate prior to the expiration of the Term under the following circumstances:

(a) Without Cause. The Executive’s employment may terminate upon the Corporation notifying the Executive that her services will no longer be required, including at the end of the Term.

(b) Death. The Executive’s employment shall terminate upon the Executive’s death.

(c) Disability. If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent and unable to perform the duties hereunder on a full-time basis for an entire period of six consecutive months, the Executive’s employment may be terminated by the Corporation following such six-month period.

(d) Cause. The Corporation may terminate the Executive’s employment for Cause. For purposes hereof, “Cause” shall mean: (1) the willful and continued failure by the Executive to substantially perform her duties hereunder after demand for substantial performance is delivered to her by the Corporation that specifically identifies the manner in which the Corporation believes the Executive has not substantially performed her duties, (2) Executive’s conviction of, or plea of nolo contendere to, a crime (whether or not involving the Corporation) constituting any felony or (3) the willful engaging by the Executive in gross misconduct relating to the Executive’s employment that is materially injurious to the Corporation, monetarily or otherwise (including, but not limited to, conduct that constitutes competitive activity, in violation of Article III) or which subjects, or if generally known would subject, the Corporation to public ridicule. For purposes of this paragraph, no act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by her not in good faith and without reasonable belief that her action or omission was in the best interest of the Corporation. Notwithstanding the foregoing, the Executive’s employment may be terminated for Cause only by act of the Board of Directors of the Corporation and, in any event, the Executive’s employment shall not be deemed to have been terminated for Cause without (x) reasonable written notice to the Executive setting forth the reasons for the Corporation’s intention to terminate for Cause, (y) the opportunity to cure (if curable) within 30 days of such written notice of the event(s) giving rise to such notice and (z) an opportunity for the Executive, together with her counsel, to be heard by the Board of Directors of the Corporation.

(e) Voluntary Termination. The Executive may voluntarily terminate the Executive’s employment with the Corporation at any time, with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean a termination of employment by the Executive within one (1) year following the occurrence of (A) a material diminution in or adverse alteration to Executive’s title, base salary, benefits, position, status or duties, (B) the relocation of the Executive’s principal office outside the area which comprises a fifty (50) mile radius from New York City, (C) a failure of the Corporation to comply with any material provision of this Agreement, or (D) the Corporation requires Executive to report to anyone other than Ralph Lauren and/or Roger Farah; provided that the events described in clauses (A), (B), (C) and (D) above shall not constitute Good Reason (1) until the Executive provides written notice to the Corporation of the existence of such diminution, change, reduction, relocation or failure within ninety (90) days of its occurrence and (2) unless such diminution, change, reduction or failure (as applicable) has not been cured within thirty (30) days after written notice of such noncompliance has been given by the Executive to the Corporation.

2.2 Date of Termination. The date of termination shall be:

(a) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death;

(b) if the Executive’s employment is terminated by reason of Executive’s disability pursuant to Section 2.1(c) or by the Corporation pursuant to Sections 2.1(a) or 2.1(d), the date specified by the Corporation; and

(c) if the Executive’s employment is terminated by the Executive, the date on which the Executive notifies the Corporation of her termination.

2.3 Effect of Termination of Employment.

(a) If the Executive’s employment is terminated by the Corporation Without Cause pursuant to Section 2.1(a), or if the Executive resigns for Good Reason pursuant to Section 2.1(e), the Executive shall only be entitled to the following:

(i) Severance. Subject to Section 2.3(a)(v) and Section 4.1(a) hereof, the Corporation shall: (a) beginning with the first payroll period following the thirtieth (30th) day following the date of termination of Executive’s employment, continue to pay the Executive, in accordance with the Corporation’s normal payroll practice, Executive’s Base Compensation, as in effect immediately prior to such termination of employment, for the longer of the balance of the Term or the one-year period commencing on the date of such termination (whichever period is applicable shall be referred to herein as the “Severance Period”) provided that the initial payment shall include Base Compensation amounts for all payroll periods from the date of termination through the date of such initial payment; and (b) pay to the Executive, on the last business day of the Severance Period, an amount equal to the bonus paid to the Executive for the most recently completed fiscal year prior to the fiscal year in which Executive’s employment is terminated. Notwithstanding the foregoing, in order to receive any severance benefits under this Section 2.3(a)(i), the Executive must sign and not timely revoke a release and waiver of claims against the Corporation, its successors, affiliates, and assigns, in a form acceptable to the Corporation on or prior to the thirtieth (30th) day following the date of termination of Executive’s employment.

(ii) Stock Awards. The Executive shall immediately vest in any unvested stock options as of the date of termination of the Executive’s employment. With respect to vested stock options, if any, the Executive shall have one year (except as provided for in Section 4.1(a)) from the date of termination of Executive’s employment to exercise any vested options, but in no event later than the expiration date of such vested options. With respect to any unvested pro-rata RPSUs and unvested cliff RPSUs awarded through the date on which the Executive’s employment terminates, except as provided for in Section 4.1(a): (1) any unvested pro-rata RPSUs will fully vest upon the Corporation’s attainment of the applicable performance goals and will be paid in their entirety as per the terms of the Incentive Plan as soon as practicable (but in no event later than 30 days) after each applicable vesting date without regard to Executive’s continued employment; and (2) any unvested cliff RPSUs will remain outstanding and the Executive will vest in such cliff RPSUs at the end of the applicable performance period based on the Corporation’s actual degree of achievement of the applicable performance goals, as described in the Term Sheet, and any such cliff RPSUs will be paid in their entirety as per the terms of the Incentive Plan as soon as practicable (but in no event later than 30 days) after each applicable vesting date, without regard to Executive’s continued employment.

(iii) Welfare Plan Coverages. The Executive shall continue to participate during the Severance Period in any group medical, dental or life insurance plan she participated in prior to the date of her termination, under substantially similar terms and conditions as an active employee (i.e., the Corporation will continue to pay the Corporation’s portion of the costs of such participation); provided that participation in such group medical, dental or life insurance plan shall correspondingly cease at such time as the Executive becomes eligible for a future employer’s medical, dental and/or life insurance coverage (or would become eligible if the Executive did not waive coverage).

(iv) Retirement Plans. Without limiting the generality of the foregoing, it is specifically provided that the Executive shall not accrue additional benefits under any pension plan of the Corporation (whether or not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended) during the Severance Period.

(v) Section 409A. Notwithstanding any provision in this Agreement to the contrary, no amounts shall be payable pursuant to Section 2.3(a) or Section 4.1(a) unless the Executive’s termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations. If the Executive is determined to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended, and the rules and regulations issued thereunder (the “Code”), then any amount that becomes payable under Sections 2.3(a)(i) or 4.1(a) hereof (the “Severance Payment”) on account of the Executive’s “separation from service” shall not be paid to the Executive until the first business day following the expiration of the six (6) month period immediately following the Executive’s “separation from service” (or if earlier, the date of the Executive’s death) if and to the extent that the Severance Payment constitutes deferred compensation (or may be nonqualified deferred compensation, as mutually agreed by the Corporation and the Executive, such agreement not to be unreasonably withheld or delayed by the Executive) under Section 409A of the Code and such deferral is required to comply with the requirements of Section 409A of the Code. For the avoidance of doubt, no portion of the Severance Payment shall be delayed for six (6) months after the Executive’s “separation from service” if such portion (x) constitutes a “short term deferral” within the meaning of Section 1.409A-1(a)(4) of the Department of Treasury Regulations, or (y) (A) it is being paid due to the Corporation’s termination of the Executive’s employment without Cause or the Executive’s termination of employment for Good Reason; (B) it does not exceed two times the lesser of (1) the Executive’s annualized compensation from the Corporation for the calendar year prior to the calendar year in which the termination of the Executive’s employment occurs, or (2) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive’s employment terminates; and (C) the payment is required under this Agreement to be paid no later than the last day of the second calendar year following the calendar year in which the Executive incurs a “separation from service”. For purposes of Section 409A of the Code, the Executive’s right to receive installment payments pursuant to Section 2.3(a) shall be treated as a right to receive a series of separate and distinct payments. To the extent that any reimbursement of any expense under Section 1.4(e) or in-kind benefits provided under this Agreement are deemed to constitute taxable compensation to the Executive, such amounts will be reimbursed or provided no later than December 31 of the year following the year in which the expense was incurred. The amount of any such expenses reimbursed or in-kind benefits provided in one year shall not affect the expenses or in-kind benefits eligible for reimbursement or payment in any subsequent year, and the Executive’s right to such reimbursement or payment of any such expenses will not be subject to liquidation or exchange for any other benefit. The determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of the Executive’s separation from service shall made by the Corporation in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

(b) If the Executive’s employment is terminated by reason of the Executive’s death or disability, pursuant to Sections 2.1(b) or 2.1(c), the Executive (or the Executive’s designee or estate) shall only be entitled to whatever welfare plans benefits are available to the Executive pursuant to the welfare plans the Executive participated in prior to such termination, and whatever stock awards may have been provided to the Executive by the Corporation the terms of which shall be governed by the provisions of the Corporation’s Incentive Plan and the respective award agreements, if any, under which such stock awards were provided.

(c) If the Executive’s employment is terminated by the Corporation for Cause or by the Executive without Good Reason (as defined in Section 2.1(e)), the Executive shall receive only that portion of the Executive’s then current Base Compensation payable through the Executive’s termination date. The Executive’s rights with respect to any stock awards provided to the Executive by the Corporation shall be governed by the provisions of the Corporation’s Incentive Plan and the respective award agreements, if any, under which such stock awards were provided.

(d) If the Corporation elects not to renew Executive’s employment at the end of the Term, the Corporation shall provide Executive with written notice if its decision at least six (6) months prior to the end of the Term, and such a termination will be considered a termination Without Cause as defined in Section 2.1(a).

ARTICLE III

COVENANTS OF THE EXECUTIVE

3.1 Non-Compete.

(a) The Corporation and the Executive acknowledge that: (i) the Corporation has a special interest in and derives significant benefit from the unique skills and experience of the Executive; (ii) the Executive will use and have access to proprietary and valuable Confidential Information (as defined in Section 3.2 hereof) during the course of the Executive’s employment; and (iii) the agreements and covenants contained herein are essential to protect the business and goodwill of the Corporation or any of its subsidiaries, affiliates or licensees. Accordingly, except as hereinafter noted, the Executive covenants and agrees that during the Term and for the period of one (1) year following the termination of Executive’s employment for any reason, the Executive shall not provide any labor, work, services or assistance (whether as an officer, director, employee, partner, agent, owner, independent contractor, consultant, stockholder or otherwise) to a “Competing Business.” For purposes hereof, “Competing Business” shall mean any business engaged in the designing, marketing or distribution of premium lifestyle products, including but not limited to apparel, home, accessories and fragrance products, which competes in any material respects with the Corporation or any of its subsidiaries, affiliates or licensees, and shall include, without limitation, those brands and companies that the Corporation and the Executive have jointly designated in writing on the date hereof, which is incorporated herein by reference and which is attached as Schedule A, as being in competition with the Corporation or any of its subsidiaries, affiliates or licensees as of the date hereof. Thus, Executive specifically acknowledges that Executive understands that she may not become employed by any Competing Business in any capacity during the Term, provided that the Executive may own, solely as an investment, securities of any entity which are traded on a national securities exchange if the Executive is not a controlling person of, or a member of a group that controls such entity and does not, directly or indirectly, own 2% or more of any class of securities of such entity.

(b) The non-compete provisions of this Section shall no longer be applicable to Executive if she has been notified pursuant to Section 2.1(a) hereof that her services will no longer be required or if the Executive has terminated her employment for Good Reason pursuant to Section 2.1(e).

(c) It is acknowledged by the Executive that the Corporation has determined to relieve the Executive from any obligation of non-competition upon the expiration of one (1) year following the termination of Executive’s employment for any reason, and/or if the Corporation terminates the Executive’s employment under Section 2.1(a) or if the Executive has terminated her employment for Good Reason pursuant to Section 2.1(e). In consideration of that, and in consideration of all of the compensation provisions in this Agreement (including the potential for the award of stock options, restricted shares and/or RPSUs and severance payments that may be provided to the Executive), Executive agrees to the provisions of Section 3.1(a) and also agrees that the non-competition obligations imposed herein are fair and reasonable under all the circumstances.

3.2 Confidential Information.

(a) The Corporation owns and has developed and compiled, and will own, develop and compile, certain proprietary techniques and confidential information as described below which have great value to its business (referred to in this Agreement, collectively, as “Confidential Information”). Confidential Information includes not only information disclosed by the Corporation and/or its affiliates, subsidiaries and licensees to Executive, but also information developed or learned by Executive during the course of, or as a result of, employment hereunder, which information Executive acknowledges is and shall be the sole and exclusive property of the Corporation. Confidential Information includes all proprietary information that has or could have commercial value or other utility in the business in which the Corporation is engaged or contemplates engaging, and all proprietary information the unauthorized disclosure of which could be detrimental to the interests of the Corporation. Whether or not such information is specifically labeled as Confidential Information by the Corporation is not determinative. By way of example and without limitation, Confidential Information includes any and all information developed, obtained or owned by the Corporation and/or its subsidiaries, affiliates or licensees concerning trade secrets, techniques, know-how (including designs, plans, procedures, processes and research records), software, computer programs, innovations, discoveries, improvements, research, development, test results, reports, specifications, data, formats, marketing data and plans, business plans, strategies, forecasts, unpublished financial information, orders, agreements and other forms of documents, price and cost information, merchandising opportunities, expansion plans, designs, store plans, budgets, projections, customer, supplier and subcontractor identities, characteristics and agreements, and salary, staffing and employment information. Notwithstanding the foregoing, Confidential Information shall not in any event include (A) Executive’s personal knowledge and know-how relating to merchandising and business techniques which Executive has developed over her career in the apparel business and of which Executive was aware prior to her employment, or (B) information which (i) was generally known or generally available to the public prior to its disclosure to Executive; (ii) becomes generally known or generally available to the public subsequent to disclosure to Executive through no wrongful act of any person or (iii) which Executive is required to disclose by applicable law or regulation (provided that Executive provides the Corporation with prior notice of the contemplated disclosure and reasonably cooperates with the Corporation at the Corporation’s expense in seeking a protective order or other appropriate protection of such information).

(b) Executive acknowledges and agrees that in the performance of her duties hereunder the Corporation will from time to time disclose to Executive and entrust Executive with Confidential Information. Executive also acknowledges and agrees that the unauthorized disclosure of Confidential Information, among other things, may be prejudicial to the Corporation’s interests, and an improper disclosure of trade secrets. Executive agrees that she shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership, individual or other third party, other than in the course of her assigned duties and for the benefit of the Corporation, any Confidential Information, either during her Term of employment or thereafter.

(c) The Executive agrees that upon leaving the Corporation’s employ, the Executive shall not take with the Executive any software, computer programs, disks, tapes, research, development, strategies, designs, reports, study, memoranda, books, papers, plans, information, letters, e-mails, or other documents or data reflecting any Confidential Information of the Corporation, its subsidiaries, affiliates or licensees.

(d) During the Term, Executive shall disclose to the Corporation all designs, inventions and business strategies or plans developed for the Corporation, including without limitation any process, operation, product or improvement. Executive agrees that all of the foregoing are and shall be the sole and exclusive property of the Corporation and that Executive shall at the Corporation’s request and cost do whatever is necessary to secure the rights thereto, by patent, copyright or otherwise, to the Corporation.

3.3 Non-Solicitation of Employees. The Executive covenants and agrees that during the Term, and for a period of two (2) years following the termination of Executive’s employment for any reason whatsoever hereunder, the Executive shall not directly or indirectly solicit or influence any other employee of the Corporation, or any of its subsidiaries, affiliates or licensees, to terminate such employee’s employment with the Corporation, or any of its subsidiaries, affiliates or licensees, as the case may be, or to become employed by a Competing Business. As used herein, “solicit” shall include, without limitation, requesting, encouraging, enticing, assisting, or causing, directly or indirectly.

3.4 Nondisparagement. The parties agree that during the Term and thereafter whether or not the Executive is receiving any amounts pursuant to Sections 2.3 and 4.1, the parties shall not make any statements or comments that reasonably could be considered to shed an adverse light on the Executive or the business or reputation of the Corporation or any of its subsidiaries, affiliates or licensees, the Board or any officer of the Corporation or any of its subsidiaries, affiliates or licensees; provided, however, the foregoing limitation shall not apply to (i) compliance with legal process or subpoena, or (ii) statements in response to an inquiry from a court or regulatory body.

3.5 Remedies.

(a) If the Executive breaches, or threatens to commit a breach of, any of the provisions of this Article III, the Corporation shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Corporation under law or equity:

(i) The right and remedy to have the obligations specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach of such obligations in this Article III will cause irreparable injury to the Corporation and that money damages will not provide an adequate remedy to the Corporation; and

(ii) The right to discontinue the payment of any amounts owing to the Executive under the Agreement; provided that the Corporation shall have secured a reasoned opinion of counsel that the Executive’s activities constitute a material breach of the obligations in this Article III and which shall have been provided to the Executive, the delivery of which shall not be deemed to be a waiver of any applicable privilege. To the extent Executive, by notice hereunder, disputes the discontinuance of any payments hereunder, such payments shall be segregated and deposited in an interest bearing account at a major financial center bank in New York City pending resolution of the dispute.

(b) If any court or arbitrator determines that any of the obligations in this Article III, or any part thereof, is invalid or unenforceable, the remainder of the obligations in this Article III shall not thereby be affected and shall be given full effect, without regard to the invalid portion. In addition, if any court or arbitrator construes any of the obligations in this Article III, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

3.6 The provisions of this Article III shall survive the termination of this Agreement and Executive’s Term of employment.

ARTICLE IV

CHANGE IN CONTROL

4.1 Change in Control.

(a) Effect of a Change in Control. Notwithstanding anything contained herein to the contrary, if the Executive’s employment is terminated within twelve (12) months following a Change in Control (as defined in Section 4.1(b) hereof) during the Term by the Corporation for any reason other than Cause, then:

(i) Severance. The Corporation shall pay to the Executive, in lieu of any amounts otherwise due to her under Section 2.3(a) hereof, within fifteen (15) days of the Executive’s termination of employment, or within the timeframe required by Section 2.3(a)(v) hereof if applicable, a lump sum amount equal to two (2) times the sum of: (A) the Executive’s Base Compensation, as in effect immediately prior to such termination of employment; and (B) the bonus paid to the Executive for the most recently completed fiscal year prior to the fiscal year in which her employment is terminated. Notwithstanding the foregoing, to the extent that any portion of the severance pay that would have otherwise been due to the Executive under Section 2.3(a)(i) (had a Change in Control not occurred during the twelve-month period prior to such termination of employment) would have been subject to Code Section 409A by reason of its failure to qualify as a short-term deferral for purposes of Treas. Reg. Section 1.409A-1(b)(4) or as non-deferred separation pay under Treas. Reg. Section 1.409A-1(b)(9) (the “409A Severance Pay”) and that the exception set forth in Treas. Reg. Section 1.409A-3(c) is not available, the 409A Severance Pay shall be deducted from the amount otherwise payable in a lump sum in accordance with the first sentence of this Section 4.1(a)(i) and shall instead be payable to Executive in the form and on the schedule specified in Section

2.3(a)(i) as if the Executive’s employment had been terminated pursuant to Section 2.3(a) hereof rather than within a twelve-month period following a Change in Control but subject to Section 2.3(a)(v).

(ii) Stock Awards. Subject to Section 2.3(a)(v), the Executive shall immediately become vested in any unvested stock options granted to the Executive by the Corporation prior to the Change in Control and Executive will have six (6) months from the date of termination under this circumstance to exercise all vested options (but in no event later than the expiration date of such options). In addition, subject to Section 2.3(a)(v), any awards of RPSUs and restricted shares which are unvested shall be deemed vested immediately prior to such Change in Control. Subject to Section 2.3(a)(v), payments to the Executive with respect to any RPSUs whose vesting accelerates as described in this Section 4.1(a)(ii) will be calculated as if any applicable performance goals had been achieved at the specified target level and made as per the terms of the Incentive Plan but in no event later than thirty (30) days after the applicable vesting date.

(b) Definition. For purposes hereof, a “Change in Control” shall mean the occurrence of any of the following:

(i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Corporation to any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934 (“Act”)) other than Permitted Holders;

(ii) any person or group is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50 percent of the total voting power of the voting stock of the Corporation, including by way of merger, consolidation or otherwise; provided, however, that for purposes of this Agreement, the following acquisitions shall not constitute a Change in Control: (I) any acquisition by the Corporation or any Affiliate, (II) any acquisition by any employee benefit plan sponsored or maintained by the Corporation or any Affiliate, (III) any acquisition by one or more of the Permitted Holders, or (IV) any acquisition which complies with clauses (A), (B) and (C) of subsection (v) below;

(iii) during any period of twelve (12) consecutive months, Present and/or New Directors cease for any reason to constitute a majority of the Board;

(iv) the Permitted Holders’ beneficial ownership of the total voting power of the voting stock of the Corporation falls below 30 percent and either Ralph Lauren is not nominated for a position on the Board of Directors, or he stands for election to the Board of Directors and is not elected;

(v) the consummation of a reorganization, recapitalization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Corporation that requires the approval of the Corporation’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Company”), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the shares of voting stock of the Corporation that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the shares of voting stock of the Corporation were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power was among the holders of the shares of voting stock of the Corporation that were outstanding immediately prior to the Business Combination, (B) no person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company, or one or more Permitted Holders), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors of the Parent Company (or the analogous governing body) (or, if there is no Parent Company, the Surviving Company) and (C) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination; or

(vi) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation.

For purposes of this Section 4.1(b), the following terms have the meanings indicated: “Permitted Holders” shall mean, as of the date of determination: (A) any and all of Ralph Lauren, his spouse, his siblings and their spouses, and descendants of them (whether natural or adopted) (collectively, the “Lauren Group”); and (B) any trust established and maintained primarily for the benefit of any member of the Lauren Group and any entity controlled by any member of the Lauren Group. “Present Directors” shall mean individuals who at the beginning of any one year period were members of the Board. “New Directors” shall mean any directors whose election by the Board or whose nomination for election by the shareholders of the Corporation was approved by a vote of a majority of the directors of the Corporation who, at the time of such vote, were either Present Directors or New Directors but excluding any such individual whose initial assumption of office occurs solely as a result of an actual or threatened proxy contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

ARTICLE V

MISCELLANEOUS

5.1 Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or by facsimile or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Jackwyn Nemerov
[Address Redacted]

with a copy to:	Miriam Wugmeister, Esq.
Morrison & Foerster LLP
1290 Avenue of the Americas
New York, New York 10104
Fax: (212) 468-7900

If to the Corporation:	Polo Ralph Lauren Corporation
650 Madison Avenue
New York, New York 10022
Attn: Mitchell A. Kosh
Senior Vice President - Human Resources
Fax: (212) 318-7277

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

5.2 Modification or Waiver; Entire Agreement; End of Term. No provision of this Agreement may be modified or waived except in a document signed by the Executive and the Corporation. This Agreement, along with the Term Sheet and any other documents incorporated herein by reference, constitutes the entire agreement between the parties regarding their employment relationship and supersedes all prior agreements, promises, covenants, representations or warranties, including, without limitation, the Executive’s 2004 Employment Agreement with the Corporation. To the extent that this Agreement is in any way inconsistent with any prior or contemporaneous stock award agreements between the parties, this Agreement shall control. No agreements or representations, oral or otherwise, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. Any extensions or renewals of this Agreement must be in writing and must be agreed to by both the Corporation and the Executive. Absent such extensions or renewals, this Agreement and all of its terms and conditions, except for those provisions in Article III as specified therein, shall expire upon the end of the Term.

5.3 Governing Law. The validity, interpretation, construction, performance, and enforcement of this Agreement shall be governed by the laws of the State of New York without reference to New York’s choice of law rules.

5.4 Arbitration. The Corporation and the Executive mutually agree that any controversy or claim arising out of or relating to this Agreement or the breach thereof, or any other dispute between the parties arising from or related to Executive’s employment with the Corporation, shall be submitted to mediation before a mutually agreeable mediator. In the event mediation is unsuccessful in resolving the claim or controversy, such claim or controversy shall be resolved by arbitration. The Corporation and Executive agree that arbitration shall be held in New York, New York, before a mutually agreed upon single arbitrator licensed to practice law. The arbitrator shall have authority to award or grant legal, equitable, and declaratory relief. Such arbitration shall be final and binding on the parties and fees for any arbitration shall be paid by the losing party. If the parties are unable to agree on an arbitrator, the matter may be submitted to JAMS Dispute Resolution solely for appointment of an arbitrator. Any fees for mediation shall be split between the parties.

5.5 No Mitigation or Offset. In the event the Executive’s employment with the Corporation terminates for any reason, the Executive shall not be obligated to seek other employment following such termination and there shall be no offset of the payments or benefits set forth herein.

5.6 Withholding. All payments required to be made by the Corporation hereunder to the Executive or the Executive’s estate or beneficiaries shall be subject to the withholding of such amounts as the Corporation may reasonably determine it should withhold pursuant to any applicable law.

5.7 Attorney’s Fees. Each party shall bear its own attorney’s fees and costs incurred in any action or dispute arising out of this Agreement and/or the employment relationship.

5.8 No Conflict. Executive represents and warrants that she is not party to any agreement, contract, understanding, covenant, judgment or decree or under any obligation, contractual or otherwise, with any other party that in any way restricts or adversely affects her ability to act for the Corporation in all of the respects contemplated hereby, including but not limited to any obligations to comply with any non-compete or non-solicitation provisions.

5.9 Enforceability. Each of the covenants and agreements set forth in this Agreement are separate and independent covenants, each of which has been separately bargained for and the parties hereto intend that the provisions of each such covenant shall be enforced to the fullest extent permissible. Should the whole or any part or provision of any such separate covenant be held or declared invalid, such invalidity shall not in any way affect the validity of any other such covenant or of any part or provision of the same covenant not also held or declared invalid. If any covenant shall be found to be invalid but would be valid if some part thereof were deleted or the period or area of application reduced, then such covenant shall apply with such minimum modification as may be necessary to make it valid and effective. The failure of either party at any time to require performance by the other party of any provision hereunder will in no way affect the right of that party thereafter to enforce the same, nor will it affect any other party’s right to enforce the same, or to enforce any of the other provisions in this Agreement; nor will the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any prior or subsequent breach of such provision or as a waiver of the provision itself.

5.10 Miscellaneous. No right or interest to, or in, any payments shall be assignable by the Executive; provided, however, that this provision shall not preclude the Executive from designating in writing one or more beneficiaries to receive any amount that may be payable after the Executive’s death and shall not preclude the legal representative of the Executive’s estate from assigning any right hereunder to the person or persons entitled thereto. If the Executive should die while any amounts would still be payable to the Executive hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s written designee or, if there be no such designee, to the Executive’s estate. This Agreement shall be binding upon and shall inure to the benefit of, and shall be enforceable by, the Executive, the Executive’s heirs and legal representatives and the Corporation and its successors. The section headings shall not be taken into account for purposes of the construction of any provision of this Agreement.

5.11 Meaning of Signing This Agreement. By signing this Agreement, Executive expressly acknowledges and agrees that (a) she has carefully read it and fully understands what it means; (b) she has been advised in writing to discuss this Agreement with an independent attorney of her own choosing before signing it and has had a reasonable opportunity to confer with her attorney and has discussed and reviewed this Agreement with her attorney prior to executing it and delivering it to the Corporation; (c) she has had answered to her satisfaction any questions she has with regard to the meaning and significance of any of the provisions of this Agreement; and (d) she has agreed to this Agreement knowingly and voluntarily of her own free will and was not subjected to any undue influence or duress, and assents to all the terms and conditions contained herein with the intent to be bound hereby.

5.12 Compliance with Section 409A. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder (“Section 409A”), including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Corporation determines that any compensation or benefits payable or provided hereunder may be subject to Section 409A, the Corporation reserves the right (without any obligation to do so or to indemnify the Executive for failure to do so), after consulting with and securing the approval of the Executive (such approval not to be unreasonably withheld or delayed), to adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Corporation reasonably determines are necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (b) comply with the requirements of Section 409A.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

POLO RALPH LAUREN CORPORATION

/s/ Roger Farah	/s/ Jackwyn Nemerov
By: Roger Farah	JACKWYN NEMEROV
Title: President & Chief Operating Officer

Date: 9/29/09	Date: 10/14/09

SCHEDULE A

[List Redacted]

Exhibit 1

Term Sheet

Jackwyn Nemerov

October 14, 2009

Title:	Executive Vice President

Additional Responsibility:	Asia and Home will report directly to Ms. Nemerov

Base Salary:	$900,000 annually

Annual Bonus:	Continue to participate in Executive Officer Annual Incentive Plan (EOAIP)

	Target	200% of salary
	Threshold	100%
	Stretch	250%
	Maximum	300%

	EOAIP goal based 100% on Corporate performance and EOAIP Strategic Goal achievement. Executive’s bonus percentages as described above shall be effective as of the beginning of Fiscal 2010.

Annual Equity Award	$3,000,000 value to be granted annually at the same time as annual awards to other executives and under terms of the equity program as approved each year by the Compensation Committee of the Board of Directors, including grant structure, types of awards, conversion of value to actual number of shares, and other applicable factors as determined by the Committee in its discretion. The Committee will have the right to reduce the value of any such annual award in its good faith discretion. Executive’s Annual Equity Award as described above shall be effective as of the beginning of Fiscal 2010. One-half of the annual equity award shall be in the form of Cliff Restricted Performance Share Units, which shall follow the vesting formula below:

		% of Goals Achieved	Annual Equity RPSUs Vested
	Threshold	70%	75%
	Target	100%	100%
	Maximum	110%	150%

	Note: For performance between 70% and 110%, performance will be interpolated

Special Equity Award	35,000 Restricted Performance Share Units (“RPSUs”) to be granted in fiscal years 2010 , 2011, 2012 and 2013 (for a total grant of 140,000 RPSUs) at the same time as annual awards to other executives (except as noted below for fiscal year 2010) which is normally made in July of the prior calendar year. Performance goals to be based on the same cumulative three-year performance goals established and approved by the Compensation Committee for the Cliff RPSU program each year. Provisions for this award are subject to the equity program approved each year by the Compensation Committee. The Committee will have the right, in its good faith discretion, to reduce the value of any such annual award.

		% of Goals Achieved	Special Equity RPSUs Vested
	Threshold	70%	75%
	Target or better	100%	100	% (cap)

Note: For performance between 70% and 100%, performance will be interpolated

FY2010 annual and special equity awards to be granted within ten (10) days of the Effective Date of Employment Agreement, subject to completion of a signed Employment Agreement and approval by the Compensation Committee. Conversion of annual grant value to be based on the Company’s standard procedure of applying the applicable Fair Market Value 10 days before the grant date. Such award to be made in Fiscal 2010 shall not be pro-rated.

Term:	New Employment Agreement ending on March 31, 2013 will be provided

Car and Driver:	The Corporation shall reimburse the Executive for the use of a car and driver.

Non-Compete/ Non Solicit	A non-compete/non-solicit clause will be included in the new Employment Agreement consistent in terms of time periods with current contract.